EXHIBIT 99.1

NEWS RELEASE	Contact:	Barbara Thompson
For Immediate Release		First Citizens BancShares
Oct. 1, 2014		919.716.2716

FIRST CITIZENS BANCSHARES COMPLETES MERGER

WITH FIRST CITIZENS BANCORPORATION

RALEIGH, N.C. — First Citizens BancShares announced today the completion of the previously announced merger of Columbia, S.C.-based First Citizens Bancorporation into Raleigh, N.C.-headquartered BancShares.

The merger creates the largest family-controlled bank holding company in the U.S. and the sixth-largest banking franchise headquartered in the Southeast by asset size.

Frank B. Holding Jr., chairman and CEO of First Citizens BancShares, who leads the combined company, said: “Today’s merger of the two holding companies is a landmark date in our history and represents a momentous step in our transition toward becoming a single, united, First Citizens Bank. The merger brings together two strong banks with excellent reputations, illustrious histories and similar cultures, values and business philosophies. Separately, we were already on the road to continued growth and success – but combined, we will be positioned for even greater future opportunity.”

Both subsidiary banks — First Citizens Bank and Trust Company, Inc. of South Carolina and First Citizens Bank of North Carolina — will continue to operate separately for a brief period. The merger of the two banks is expected to take place early next year, with systems and operational conversion slated for later in 2015. Prior to the conversion, customers will be notified of any changes to their accounts.

“I want to extend a warm welcome to our new customers and team members from South Carolina and Georgia,” Holding said. “Combining our forces means expanded ability to fulfill our Forever First promise to our customers. We’re looking forward to working together to complete the bank merger and conversion, and to offering all of our customers the best from both banks.”

Customers should bank at their branches as they normally do and continue to use their current checks and cards. They will still have online access to their accounts. Customers of both banks already can use each bank’s ATMs with no surcharge fees on cash withdrawals.

BancShares’ and the banks’ executive leadership team and members of its corporate board are comprised of individuals from both organizations. The merger agreement between the two companies was announced on June 10, 2014. Shareholders of each company voted to approve the proposed merger on Sept. 16, 2014.

Based on financial results as of June 30, 2014, the combined company has total assets of $30.5 billion, deposits of $25.8 billion and loans of $17.9 billion.

Together, the two BancShares’ bank subsidiaries provide a broad range of financial services at 573 branches in 18 states (Arizona, California, Colorado, Florida, Georgia, Kansas, Maryland, Missouri, New Mexico, North Carolina, Oklahoma, Oregon, South Carolina, Tennessee, Texas, Virginia, Washington and West Virginia) and the District of Columbia. For more information, visit www.firstcitizens.com and www.firstcitizensonline.com. First Citizens Bank. Forever First.

This information may contain forward-looking statements. Factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the ability to obtain regulatory approvals and meet other conditions to closing the bank merger, delay in closing the bank merger, difficulties and delays in integrating the businesses of the companies or fully realizing cost savings and other benefits of the merger, changes in interest rates and capital markets and other factors detailed in First Citizens BancShares’ filings with the SEC.